COHEN & STEERS FUNDS
COHEN & STEERS
 CODE OF ETHICS
1.  	INTRODUCTION
Cohen & Steers, Inc. and its investment advisory
subsidiaries (collectively, the "Advisors") and
all of the Cohen & Steers Funds (the "Funds," and
collectively with the Advisors, "the Cohen &
Steers Group"), have adopted this Code of Ethics
(the "Code") in compliance with Rule 17j-1 of the
Investment Company Act of 1940 as amended and Rule
204A-1 of the Investment Advisers Act of 1940 as
amended and to satisfy the requirements to monitor
employee dealing in other jurisdictions in which the
Advisor or its affiliates are regulated. Except as
otherwise provided, this Code applies to all directors,
officers and employees of the Cohen & Steers Group.
The nature of our business places all of us in a
fiduciary position, and we must accept certain
limitations on our personal financial matters. This
Code is based on the overriding principle that our
financial interests must at all times be subordinated
to those of the Funds and the Advisor's clients.
Therefore, it is imperative at all times that we
strive to avoid any situation that involves or may
involve a conflict of interest with respect to our
responsibilities to our clients. If there is ever
any doubt as to whether or not a possible conflict
of interest is involved, you should consult with
the General Counsel or Chief Compliance Officer
("CCO"). Any information received in this connection
will be held in confidence.
2.  	COMPLIANCE WITH THE CODE; REPORTING VIOLATIONS
Compliance with the letter and intent of the specific provisions described in this Code of Ethics, as well as compliance with all applicable federal securities laws, is required under the Code and is essential to each of our continued affiliation with the Cohen &
Steers Group. For purposes of this Code, "applicable federal securities laws" is defined as the Securities
Act of 1933, the Securities Exchange Act of 1934, the
Sarbanes-Oxley Act of 2002, the Investment Company
Act of 1940, the Investment Advisers Act of 1940,
Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act of 1970 as it applies to funds and investment advisors, any rules adopted thereunder by the Commission or the Department of the Treasury, regulations of the Banking, Finance and Insurance Commission of Belgium, regulations of the Financial Services Authority of the United Kingdom and regulations of the Hong Kong Securities and Futures
Commission. Each violation of the Code must be promptly reported to the CCO and may result in disciplinary action, including, when appropriate, termination of employment. Further, any profits realized from a violation of the Code may be required to be disgorged.
Retaliation against anyone who reports an actual or potential violation of the Code is strictly prohibited and will itself be considered a violation of the Code.


3.  	FOR PURPOSES OF THE CODE:
(a)  	"Access Person" means any director, officer or
employee of the Cohen & Steers Group.
(b)  	"Automatic investment plan" means a program in
which regular periodic purchases or withdrawals are
made automatically in or from investment accounts in
accordance with a predetermined schedule and allocation.
An automatic investment plan includes a dividend
reinvestment plan.
(c)  	"Beneficial ownership" will be interpreted in
the same manner as it would be in determining whether
a person is subject to the provisions of Section 16
of the Securities Exchange Act of 1934, as amended,
and the rules and regulations thereunder, except that
the determination of direct or indirect beneficial
ownership shall apply to all securities that an Access
Person owns or acquires.
(d)  	"Independent Director" means any director of
the Funds who is not an "interested person" within the
meaning of Section 2(a)(19) of the Investment Company
Act of 1940.
(e)  	"Investment Personnel" means any Access Person
who acts in a portfolio management, research, security analysis or trading capacity, including members of the Global Investment Committee.
Except as otherwise specifically provided, Independent
Directors are not subject to the prohibitions or pre-clearance and reporting requirements noted in
Section 5 and Section 9 below.


(f)  	"Security" has the meaning set forth in
Section 2(a) (36) of the Investment Company Act of
1940, except that it does not include direct
obligations of the Government of the United States;
bankers' acceptances, bank certificates of deposit,
commercial paper and high-quality short-term debt
instruments, including repurchase agreements; and
shares issued by open-end investment companies,
including exchange-traded funds ("ETFs"). It does,
however, include shares of the Cohen & Steers
open-end Funds and shares of any other open-end
investment company in which the Advisor provides
investment advisory services.
(g)  	A company is engaged in the "real estate
business" if it derives at least 50% of its revenues
from the ownership, construction, financing,
management or sale of commercial, industrial or
residential real estate, or has at least 50% of its
assets in such real estate. Any questions as to whether
a company is engaged in the real estate business should
be referred to the Advisor's Co-Chairmen and Co-Chief
Executive Officers or Chief Investment Officer ("CIO").
(h)  	The purchase or sale of a security includes,
among other things, the writing of any option to
purchase or sell a security or any transaction by
reason of which a person acquires or disposes of any
direct or indirect ownership in a security.
(i)  	A security is "being considered for purchase
or sale" when a recommendation to purchase or sell
a security has been made and communicated and, with
respect to the person making the recommendation,
when a person seriously considers making such a
recommendation.
4.  	INSIDE INFORMATION
In addition to the specific prohibitions listed below,
all employees of the Advisor are subject to the Cohen
& Steers Inside Information Policies and Procedures,
which are considered an integral part of this Code.
The Cohen & Steers Inside Information Policies and
Procedures prohibit employees of the Advisor from
buying or selling any security while in possession
of material nonpublic information about the issuer
of the security, about any of the funds or about
any Cohen & Steers affiliate. The policies and
procedures also prohibit employees of the Advisor
from communicating to third parties any material
nonpublic information about any security or issuer
of securities. Any violation of Cohen & Steers
Inside Information Policies and Procedures may
result in penalties that could include termination
of employment.
5.  	PROHIBITED TRANSACTIONS
The following transactions are prohibited, except
as provided for below:
(a)  	No Access Person, including the Independent
Directors, shall purchase or sell any security that he or she knows or reasonably should know is being considered for purchase or sale for a client, or is being purchased or sold by a client.

	(b)	No Independent Director shall
purchase or sell securities issued by Cohen &
Steers, Inc. (New York Stock Exchange Symbol:
CNS) the parent company of the Advisor.

(c)  	No Independent Director shall purchase or
sell any Cohen & Steers closed-end Fund without first receiving prior clearance from the Advisor's Legal & Compliance Department.

	(d)	No Access Person shall purchase
or sell any security issued or guaranteed by a real estate investment trust or other company engaged in the real estate business (as defined in Section 3 (g) above), except that an Access
Person may invest in shares of open-end and closed-end funds that invest in real estate securities, subject to applicable preclearance requirements.

	(e)	No Access Person, including
the Independent Directors, shall redeem any
shares of the Cohen & Steers open-end Funds
unless the shares have been held for at least
sixty (60) days. In addition, no Access Person
shall sell any shares of the Cohen & Steers
open-end Funds without the prior written
approval of the a Co-Chairman and Co-Chief
Executive Officer, the CIO, the Chief Operating
Officer or the CCO or a designee. This
restriction shall not apply to non-volitional
sales.
	(f)	No Access Person shall purchase
or sell any equity or fixed income security other
than those described below under Section 6,
EXEMPTIONS FROM PRIOR CLEARANCE REQUIREMENTS
unless the Access Person obtains the prior
written approval of the a Co-Chairman and Co-Chief
Executive Officer, the President, the Chief
Operating Officer or the CCO or a designee.
(g)	No Access Person shall purchase any
security issued in an initial public offering
("IPO") defined by Rule 204A-1 of the
Investment Adviser's Act of 1940 as an offering
of securities registered under the Securities
Act of 1933, the issuer of which, immediately
before the registration, was not subject to
the reporting requirements of sections 13 or
15(d) of the Securities Exchange Act of 1934
or equivalent offerings in the international
marketplace.
	(h) 	No Access Person shall purchase
any security issued in a private placement unless
the CCO or a designee approves the transaction
in advance. In determining whether or not to grant
approval, a Co-Chairman and Co-Chief Executive
Officer, the President, the Chief Operating
Officer or the CCO or her designee will consider
whether the investment opportunity should be
reserved for a client, and whether the
opportunity is being offered by virtue of the
Access Person's position with the Advisor. The
CCO shall maintain a written record of decisions
to permit these transactions, along with the
reasons supporting the decisions.
	(i)	No Access Person shall execute
any securities transaction on a day during which any client has a pending buy or sell order in that same security unless clearance was granted prior to the initiation of the order or until that order is executed or withdrawn.

(j)	No Access Person shall give or receive any
gift in violation of the Advisor's Business Ethics
Policies or Gift and Entertainment Policies, which permit gifts of only $100 per person per calendar year.

(k)	No Access Person shall serve on the
board of directors of a publicly traded company, unless approved in advance by a Co-Chairman and Co-Chief Executive Officer of the Advisor. This authorization will be provided only if the Co-Chairman and Co-Chief Executive Officer concludes that service on the board would be consistent with the interests of the Advisor's clients. Access Persons who have received this approval shall not trade for a client or their own account in the securities of the company while in possession of material, non-public information. Section 4 of the Code, INSIDE
INFORMATION, provides further details on the obligations of Access Persons concerning inside information.

Unless the approver specifically designates an extension of the approval period, approvals to purchase or sell securities granted under this
Section 5 shall remain in effect for three business days only, with the day of approval being considered the first business day.

6.  	EXEMPTIONS FROM PRIOR CLEARANCE
REQUIRMENTS
The requirements of prior clearance under
this Policy shall not apply to:
(a)  	Transactions in any account over which
the Access Person has no direct or indirect
influence or control (including any account
that is managed on a discretionary basis by
a person other than the Access Person and with
respect to which the Access Person does not in
fact influence or control the transactions).
These securities are also exempt from the reporting
requirements as described in Section 9, REPORTING,
below.
(b)  	Transactions that are non-volitional on
the part of either the Access Person or a client.
Such transactions would include gifts given or
received, inherited shares, corporate actions, the
disposition of securities as worthless, etc.
(c)	Purchases that are part of an Automatic
Investment Plan. These securities are also exempt
from the reporting requirements as described in
Section 9, REPORTING, below. Shares acquired
through an Automatic Investment Plan, however,
must be updated in the report of holdings made
annually.
(d)	Purchases effected upon the exercise of
rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and the sales of rights so acquired.

7.  	HOLDING PERIOD: COHEN & STEERS
CLOSED-END FUNDS.
	Directors and officers of the Cohen
& Steers closed-end Funds are prohibited by the federal securities laws from selling shares of these Funds within six months of purchasing them, or purchasing shares of these Funds within six months of selling them, and must file forms promptly with the SEC regarding their transactions in shares of these Funds. If you are in this category, the Legal & Compliance Department will assist you in filing these forms. Any violation of this six-month holding period will require disgorgement of any profits.

8.	FACTORS CONSIDERED IN THE
CLEARANCE OF TRANSACTIONS
The CCO or her designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal transaction without being required to specify the reason for the refusal.
Generally, a Co-Chairman and Co-Chief
Executive Officer, the CIO, the Chief
Operating Officer or the CCO or a designee will consider the following factors in determining whether to clear a proposed transaction:
(i) the proposed trade does not involve
a security that is being considered for purchase
 or sale now or in the near future for any client account;
(ii) the proposed trade is unlikely to have an adverse effect on any client account;
(iii) the proposed trade in the amount
requested would be very unlikely to affect a primarily institutional market;
(iv) the proposed trade clearly is not
related economically to the securities to be purchased, sold or held on behalf of a client;
or
(v) the proposed trade is a result of the sale of securities that were acquired prior to February 1995 (and such person was an employee of the Cohen & Steers Group prior to February 1995) or acquired prior to the time a person became an employee of the Cohen &
Steers Group.
Such prior clearance will be provided by a Co-Chairman and Co-Chief Executive Officer, the CIO, the Chief Operating Officer or the CCO or a designee in writing to the requestor, either in paper or electronic format. The CCO shall maintain a written record of decisions to permit these transactions, along with the reasons supporting the decision. In no case will the individual approving a preclearance request have a personal interest in the trade or trades being cleared. Under no circumstances can an employee of the Cohen & Steers Group approve his or her own trade request.

9.	REPORTING
(a)	Every Access Person shall report to a
Co-Chairman and Co-Chief Executive Officer, the President, the Chief Operating Officer or the CCO or her designee all transactions in any Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to report transactions effected for any account over which the Access Person does not have any direct or indirect influence or control, or transactions in open-end investment companies
(except for transactions in the open-end Funds).
Although prior clearance is not required for exchange traded funds ("ETFs"), every Access
Person must report all transactions and holdings in ETFs.

(b)	An Independent Director is only required
to report a transaction to the Advisor's CCO if the Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties, should have known, that during the 15-day period immediately preceding or after the date of the transaction, the security is or was being purchased or sold by a Fund, or is or was being considered for purchase or sale by a Fund. Independent
Directors need not provide an initial or annual report of portfolio holdings and accounts.

(c) Every report shall be made not later than
30 days after the end of the calendar quarter in
 which the transaction to which the report
relates was effected, and shall contain the
following information:
(i)  the date of the transaction, the title and,
as applicable, the exchange ticker symbol or CUSIP
number or interest rate and maturity date,
number of shares, and the principal amount
of the security involved;
(ii)  the nature of the transaction (i.e.,
purchase or sale);
(iii)  the price per share of the security
at which the transaction was effected;
(iv)  the name of the broker, dealer or bank
with or through which the transaction was effected;
(v)  with respect to any account established by
the Access Person during the quarter, the name
of the broker, dealer or bank with whom the
Access Person established the account and
the date the account was established; and
(vi)  the date the report is submitted.
The form of transaction report is attached
as Exhibit A.
(d) 	Any report may contain a statement
that the report shall not be construed as
an admission that the person making the
report has any direct or indirect beneficial
ownership in the security to which the report
relates.
(e)	Every Access Person must provide a
list of all personal securities holdings
(including shares of any Cohen & Steers
open-end and closed-end Funds) no later than
10 days after commencement of employment
("Initial Holdings Report") and no later
than 45 days after the beginning of each year
("Annual Holdings Report") thereafter
(see Exhibit B). Both the Initial Holdings
Report and Annual Holdings Report shall provide
the name of any broker, dealer or bank with whom
the Access Person maintained an account in which
any securities were held for the direct or
indirect benefit of the Access Person and the
title and type of security, and, as applicable,
the exchange ticker symbol or CUSIP number,
number of shares, and principal amount of each
reportable security in which the Access Person
has any direct or indirect beneficial ownership.
The Holdings Reports must provide information
that is current as of a date no more than 45
days before the individual becomes an Access
Person (Initial Holdings Report) or the date
the report is submitted (Annual Holdings Report),
as the case may be. Both the Initial Holdings
Report and the Annual Holdings Report shall
state the date the report is submitted by the
Access Person.
(f)	A Co-Chairman and Co-Chief Executive
Officer, the CIO, the Chief Operating Officer,
the CCO or a designee shall be responsible for
reviewing all quarterly securities transaction
reports, the Initial Holdings Report and the
Annual Holdings Report. In the event these
reports are reviewed by a designee, all
exceptions will be reported to the CCO.
The CCO or a designee shall report to the
Co-Chairmen and Co-Chief Executive Officers
all violations of this Code. The Co-Chairmen
and Co-Chief Executive Officers, in
consultation with the general counsel and
CCO, shall determine the appropriate
response to any violation.
(g)	All Access Persons must certify to a
form similar to the sample provided as
Exhibit C, either in writing or through
electronic means, initially and annually
thereafter within sixty (60) days of year
end, that they have read and understand
this Code and that they recognize that they
are subject to the provisions of the Code.
Furthermore, all Access Persons must certify
annually that they have complied with the
requirements of the Code and that they have
reported all personal securities transactions
and accounts required to be reported pursuant
to the Code. In addition, the Advisor will seek
Access Person certification when amendments
are made to the Code that constitute significant
content or procedural changes. The determination
of whether a change is "significant" will be made
by the CCO.
(h)		Access Persons maintaining brokerage
accounts must arrange with the broker, dealer
or bank to provide duplicate confirmations of trading
activity and either monthly or quarterly brokerage
statements to the attention of the CCO or the Advisor's
Legal & Compliance Department in either electronic or
paper format.
10.	INITIAL AND ONGOING EDUCATION IN REQUIREMENTS
OF THE CODE
Each new employee of the Advisor shall be counseled by the CCO or her designee in the requirements of this Code upon commencement of employment. At that time, the employee will be provided with a copy of the most recent Code, and the employee will be required to acknowledge in writing that he/she has read, understands and agrees to abide by the Code as presented (See Exhibit C).

In addition, all employees of the Advisor will be required to attend an annual training session, which will reiterate the purpose of this Code and the various items requiring compliance. Subsequent amendments to this Code will be communicated to employees on a timely basis.

11.  	EXEMPTION FROM COMPLIANCE WITH CERTAIN
ASPECTS OF THE CODE
Under specific limited circumstances, the CCO may find it reasonable or necessary to grant a waiver of compliance with certain aspects of the Code for certain Access
Persons. Such waivers will only be granted in writing, and a copy of the waiver will be maintained in the Access
Person's file in either electronic or paper format. The waiver will contain the sections of the Code to which the waiver is being granted. The Access Person will be expected to comply with all other aspects of the Code.
Such waivers are granted at the sole discretion of the CCO and are determined on a case-by-case basis.

12.	SANCTIONS
Any Access Person who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines and suspension or termination of employment.

13.	FUND BOARD APPROVAL AND REPORTING
The Board of Directors of each Fund, including a majority of the Independent Directors, must approve this Code and any material changes to it. This approval shall be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company
Act of 1940. In connection with this approval, the Advisor shall provide a certification to the Board that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.
The Advisor shall furnish annually to the Independent
Directors a written report (i) describing any issues arising under this Code and related supervisory procedures, including but not limited to information about material violations of this Code or procedures and sanctions imposed in response to the material violations since the last report, and (ii) certifying that the Advisor has adopted procedures that are reasonably necessary to prevent Access
Persons from violating the Code.


Exhibit A

COHEN & STEERS CAPITAL MANAGEMENT, INC.
Quarterly Report of Personal Securities Transactions

Quarter Ended -

Name:	____________________________

I report the following transactions during this
quarter:*
Date	Buy/Sell**  Shares  Issuer  Price/sh   Broker









Attach additional schedule(s) and/or statement(s) as necessary.

* - Include all transactions which: (a) involved securities (except Government Securities) in which you have a direct or indirect "beneficial ownership" (beneficial ownership meaning yourself, your spouse, minor children or relatives of yours or your spouse sharing your home) and, (b) occurred in accounts over which you have direct or indirect influence or control. Transactions in accounts over which you do not have investment discretion do not require reporting.

** - "Buy" includes all securities acquired through purchase or any other form of acquisition (e.g., inheritance, spin-off of currently held securities, etc.). "Sell" includes all securities disposed of through selling or any other form of disposition (e.g., gifting of shares to individuals other than those included in the definition of beneficial ownership, recall of securities by a company, etc.).


_____________________________________
Signature

_____________________________________
Date

Exhibit B

COHEN & STEERS CAPITAL MANAGEMENT, INC.
Personal Securities Holdings as of ____________



Name: ________________________________________

As agreed by signing the Code of Ethics, my personal securities holdings are as follows:

# of Shares/Face Value	Security



















Attach additional schedule(s) and/or statement(s) if necessary.

*Include all holdings which: (a) involve securities
(except Government) in which you have direct or indirect "beneficial ownership" (beneficial ownership meaning yourself, your spouse, minor children or relatives of yours or your spouse sharing your home) and,
(b) occurred in accounts over which you have direct or indirect influence or control.

____________________________
SIGNATURE

____________________________
DATE

Exhibit C

COHEN & STEERS CAPITAL MANAGEMENT, INC.
Certification of Personal Securities Transactions and Compliance With The Code of Ethics


I hereby certify that I have received, read and understand the Cohen & Steers Code of Ethics.
Furthermore, I understand that I am subject to the Code of Ethics and that any failure to follow the Code could subject me to discipline, including the possible termination of my employment with Cohen
& Steers.

I further certify that, for the preceding calendar year, I have complied with the requirements of the Code of Ethics in effect for the year and that I have reported all personal securities transactions, holdings and accounts required to be reported pursuant to this Code.



Name


Signature


Date